Exhibit (b)

Bylaws of Plan Investment Fund, Inc.

A Maryland Corporation

Amended and Restated on June 12, 2015

Confidential

ARTICLE I

OFFICES

SECTION 1.                            Principal Office.  The principal office of the Plan Investment Fund, Inc. (the “Corporation”) in the State of Maryland shall be located at such place as the Board of Trustees may designate.

SECTION 2.                            Other Offices.  The Corporation may also have offices at such places both within and without the State of Maryland as the Board of Trustees may from time to time determine or the business of the Corporation may require.

ARTICLE II

CERTAIN TERMS

SECTION 1.                            Trustees.  As provided in the charter of the Corporation (the “Charter”), the directors of the Corporation are designated as Trustees.  The designation of the directors as Trustees in the Charter and in these Bylaws has no effect on the powers and duties of the Trustees as directors under the Maryland General Corporation Law (the “MGCL”), the Charter and these Bylaws.

SECTION 2.                            Participation Certificates.  As provided in the Charter, the shares of  stock of the Corporation are designated as Participation Certificates.  A holder of a Participation Certificate has the rights and powers of a holder of a share of stock under the MGCL, the Charter and these Bylaws.

ARTICLE III                      HOLDERS OF PARTICIPATION CERTIFICATES

SECTION 1.                            Annual Meetings.  The Corporation shall not be required to hold an annual meeting of Participation Certificate holders in any year in which the election of Trustees is not required to be acted upon under the Investment Company Act of 1940, as amended (the “1940 Act”).  In the event that the Corporation is required to hold a meeting of Participation Certificate holders to elect Trustees under the 1940 Act, such meeting shall be designated the annual meeting of Participation Certificate holders for that year and shall be held on a date and at the time set by the Board of Trustees in accordance with the MGCL.  An annual meeting of Participation Certification holders called for any other reason shall be held on a date and at the time set by the Board of Trustees.

SECTION 2.                            Special Meetings.  Special meetings of the Participation Certificate holders for any purposes, unless otherwise prescribed by statute or by the Charter, may be held at any place within the United States, and may be called at any time by the Board of Trustees or at the request in writing of a majority of the Board of Trustees or at the request in writing of not less than ten (10) separate

SECTION 3.                            Participation Certificate holders.  Any written request shall state the purpose or purposes of the proposed meeting and the matters to be acted upon, and only such purpose or purposes and matters so specified may properly be brought before such meeting.

SECTION 4.                            Notice of Meetings.  Not less than ten (10) nor more than ninety (90) days before each meeting of Participation Certificate holders, the Secretary shall give notice to each Participation Certificate holder entitled to vote at such meeting and to each Participation Certificate holder not entitled to vote who is entitled to notice of the meeting.  Notice shall be provided in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such Participation Certificate holder personally, by leaving it at the Participation Certificate holder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Participation Certificate holder at the Participation Certificate holder’s address as it appears on the records of the Corporation, with postage thereon prepaid.  If transmitted electronically, such notice shall be deemed to be given when transmitted to the Participation Certificate holder by an electronic transmission to any address or number of the Participation Certificate holder at which the Participation Certificate holder receives electronic transmissions.  The Corporation may give a single notice to all Participation Certificate holders who share an address, which single notice shall be effective as to any Participation Certificate holder at such address, unless such Participation Certificate holder objects to receiving such single notice or revokes a prior consent to receiving such single notice.  Failure to give notice of any meeting to one (1) or more Participation Certificate holders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article III or the validity of any proceedings at any such meeting.

Any business of the Corporation may be transacted at an annual meeting of Participation Certificate holders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of Participation Certificate holders except as specifically designated in the notice.  The Corporation may postpone or cancel a meeting of Participation Certificate holders by making a public announcement of such postponement or cancellation prior to the meeting.  The public announcement shall be disclosure in (a) a press release reported by a widely circulated news or wire service, (b) publication on the Corporation’s website or (c) a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  Notice of the date, time and place to which the meeting is postponed shall be given not less than ten (10) days prior to such date and otherwise in the manner set forth in this section.

SECTION 5.                            Quorum.  Except as otherwise provided by statute or by the Charter, the presence in person or by proxy of Participation Certificate holders of the Corporation entitled to cast at least a majority of the votes entitled to be cast shall constitute a quorum at each meeting of the Participation Certificate holders.  In the absence of a quorum, the chairman of the meeting or the Participation Certificate holders present in person or by proxy, by majority vote and without notice other than by announcement, may adjourn the meeting from time to time as provided in Section 5 of this Article III until a quorum shall attend.  The Participation Certificate holders present at any duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough Participation Certificate holders to leave less than a quorum.  The absence from any meeting in person or by proxy of holders of the number of Participation Certificates of the Corporation in excess of a majority that may be required by the laws of the State of Maryland, the Investment Company Act of 1940, as amended (the “1940 Act”), or other applicable statute, the Charter or these Bylaws, for action upon any given matter shall not prevent action at the meeting on any other matter or matters that may properly come before the meeting, so long as there are present, in person or by proxy, holders of the number of Participation Certificates of the Corporation required for action upon the other matter or matters.

SECTION 6.                            Adjournment.  Any meeting of the Participation Certificate holders may be adjourned from time to time to a date not more than one-hundred and twenty (120) days after the original record date, without notice other than by announcement at the meeting at which the adjournment is taken.  At any adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called.

SECTION 7.                            Manner of Acting.  When a quorum is present at any meeting, the vote of the holders of the Participation Certificates having a right to cast a majority of the votes thereat, present in person or represented by proxy, shall determine any question brought before such meeting, unless the question is one upon which by express provision of the applicable statutes, Charter or these Bylaws, a different vote is required, in which case such express provision shall control.

SECTION 8.                            Organization.  Every meeting of Participation Certificate holders shall be conducted by an individual appointed by the Board of Trustees to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the Chairman of the Board or, in the case of a vacancy in the office or absence of the Chairman of the Board, by one (1) of the following officers present at the meeting in the following order:  the Vice Chairman of the Board, if there is one (1), the President, the Vice Presidents in their order of rank and seniority, the Secretary, or, in the absence of such officers, a chairman chosen by the Participation Certificate holders by the vote of a majority of the votes cast by Participation Certificate holders present in person or by proxy.  The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or, in the absence of both the Secretary and assistant secretaries, an individual appointed by the Board of Trustees or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as Secretary.  In the event that the Secretary presides at a meeting of Participation Certificate holders, an Assistant Secretary, or, in the absence of all Assistant Secretaries, an individual appointed by the Board of Trustees or the chairman of the meeting, shall record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of Participation Certificate holders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the Participation Certificate holders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to Participation Certificate holders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to Participation Certificate holders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any Participation Certificate holder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security.  Unless otherwise determined by the chairman of the meeting, meetings of Participation Certificate holders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 9.                            Voting.  Except as otherwise provided by statute or the Charter, each holder of record of Participation Certificates of the Corporation having voting power shall be entitled at each meeting of the Participation Certificate holders to in the case of the Government/REPO Portfolio and the Money Market Portfolio of the Corporation, one (1) vote, and in the case of the Ultrashort Duration Government Portfolio and the Ultrashort Duration Bond Portfolio of the Corporation, ten (10) votes, for every such Participation Certificate standing in its name on the records of the Corporation as of the record date determined pursuant to Section 9 of this Article III, and a pro rata vote for such every fractional Participation Certificate standing in its name on the records of the Corporation as of the record date determined pursuant to Section 9 of this Article III.  Any matter required to be submitted by the provisions of the Act or other applicable law, or otherwise, to the holders of the outstanding Participation Certificates shall not be deemed to have been effectively acted upon unless approved by the holders of the outstanding Participation Certificates having the right to cast a majority of the votes with respect thereto affected by such matter.

Each Participation Certificate holder entitled to vote at any meeting of Participation Certificate holders may authorize another person or persons to act for it by a proxy signed by the Participation Certificate holder or its attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date thereof, unless otherwise provided in the proxy.

If a vote shall be taken on any question other than the election of Trustees, which shall be by written ballot, then, unless required by statute or these Bylaws, or determined by the chairman of the meeting to be advisable, any such vote need not be by ballot.  On a vote by ballot, each ballot shall be signed by the Participation Certificate holder voting, or by its proxy, and shall state the number of Participation Certificates voted.

SECTION 10.                     Fixing of Record Date.  The Board of Trustees may set a record date for the purpose of determining Participation Certificate holders entitled to vote at any meeting of the Participation Certificate holders.  The record date for a particular meeting shall be not more than  ninety (90) nor fewer than ten (10) days before the date of the meeting.  All persons who were holders of record of Participation Certificates as of the record date of a meeting, and no others, shall or be entitled to vote at such meeting and a postponement or adjournment thereof.

ARTICLE IV                       BOARD OF TRUSTEES

SECTION 1.                            General Powers.  Except as otherwise provided in the Charter, the business and affairs of the Corporation shall be managed under the direction of the Board of Trustees.  All powers of the Corporation may be exercised by or under authority of the Board of Trustees except as conferred on or reserved to the Participation Certificate holders by law, by the Charter or by these Bylaws.

SECTION 2.                            First Board of Trustees.  The persons named in the Charter as members of the first Board of Trustees shall compose the Board until they are succeeded by a Board elected by Participation Certificate holders at their first meeting, or until their successors are elected and shall have qualified.

SECTION 3.                            Number of Trustees.  The number of Trustees shall be fixed from time to time by resolution of the Board of Trustees adopted by a majority of the Trustees then in office; provided, however, that the number of Trustees shall in no event be fewer than three (3), but not more than nineteen

(19).  Any vacancy created by an increase in Trustees may be filled in accordance with Section 6 of this Article IV.  No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term unless the Trustee is specifically removed pursuant to Section 5 of this Article IV at the time of the decrease.

SECTION 4.                            Election and Term of Trustees.  Trustees shall be elected, by written ballot at the annual meeting of Participation Certificate holders or at a special meeting held for that purpose.  Each Trustee shall serve an indefinite term from the time of his election and qualification until the election of Trustees next succeeding his election and until his successor shall have been elected and shall have qualified, unless the Board of Trustees determines that the election and qualification of a successor is not necessary.

SECTION 5.                            Removal of Trustees; Resignation.  Any Trustee of the Corporation may be removed by the Participation Certificate holders with or without cause at any time by a vote of a majority of the votes entitled to be cast for the election of Trustees.  Any Trustee of the Corporation may resign at any time by delivering his or her resignation to the Board of Trustees, the Chairman of the Board or the Secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

SECTION 6.                            Vacancies.  Subject to the provisions of the 1940 Act, any vacancies in the Board of Trustees, whether arising from death, resignation, removal or any other cause except an increase in the number of Trustees, shall be filled by a vote of the majority of the Board of Trustees then in office even though that majority is less than a quorum, provided that no vacancy or vacancies shall be filled by action of the remaining Trustees if, after the filling of the vacancy or vacancies, fewer than two-thirds of the Trustees then holding office shall have been elected by the Participation Certificate holders of the Corporation.  A majority of the entire Board may fill a vacancy which results from an increase in the number of Trustees.  Any Trustee elected to fill a vacancy shall hold office only until the next annual meeting of Participation Certificate holders of the Corporation or until a successor is elected and qualified.

SECTION 7.                            Place of Meetings.  Meetings of the Board of Trustees may be held at any place that the Board of Trustees may from time to time determine or that is specified in the notice of the meeting.

SECTION 8.                            Regular Meetings.  Regular meetings of the Board of Trustees shall be held at least three (3) times during the Corporation’s fiscal year at times and places determined by the Chairman of the Board and President.

SECTION 9.                            Special Meetings.  Special meetings of the Board of Trustees may be called at any time for any purpose by the Chairman of the Board, the Vice Chairman of the Board or the President and shall be requested by the Secretary when and, as he shall be so required, in writing, by the Chairman of the Board, the Vice Chairman of the Board or the President or any two (2) or more Trustees.

SECTION 10.                     Annual Meeting.  The annual meeting of each newly elected Board of Trustees shall be held as soon as practicable after the meeting of Participation Certificate holders at which the Trustees were elected.  No notice of such annual meeting shall be necessary if held immediately after the adjournment, and at the site, of the meeting of Participation Certificate holders.  If not so held, notice shall be given as hereinafter provided for special meetings of the Board of Trustees.

SECTION 11.                     Notice of Meetings.  The Board of Trustees may provide, by resolution, the time and place of regular meetings of the Board of Trustees without other notice than such resolution.  Notice of any special meeting of the Board of Trustees shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each Trustee at his or her business or residence address.  Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least twenty-four (24) hours prior to the meeting.  Notice by United States mail shall be given at least three (3) days prior to the meeting.  Notice by courier shall be given at least two (2) days prior to the meeting.  Telephone notice shall be deemed to be given when the Trustee or his or her agent is personally given such notice in a telephone call to which the Trustee or his or her agent is a party.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the Trustee.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the Trustee and receipt of a completed answer-back indicating receipt.  Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

SECTION 12.                     Quorum and Voting.  One-half of the members of the entire Board of Trustees shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at the meeting, and except as otherwise expressly required by the Charter, these Bylaws, the 1940 Act, or any other applicable statute, the act of a majority of the Trustees present at any meeting at which a quorum is present shall be the act of the Board.  In the absence of a quorum at any meeting of the Board, a majority of the Trustees present may adjourn the meeting to another time and place until a quorum shall be present.  Notice of the time and place of any adjourned meeting shall be given to the Trustees who were not present at the time of the adjournment and, unless the time and place were announced at the meeting at which the adjournment was taken, to the other Trustees.  At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 13.                     Telephone Meetings.  Subject to the provisions of the 1940 Act, Trustees may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

SECTION 14.                     Chairman of the Board.  The Board of Trustees shall elect a Chairman of the Board to preside at their meetings and at meetings of Participation Certificate holders and to perform such other duties as may be assigned from time to time by the Board of Trustees.

SECTION 15.                     Vice Chairman of the Board. The Board of Trustees may elect a Vice Chairman of the Board. The Vice Chairman of the Board shall have all of the powers and duties of the Chairman of the Board in the absence or inability of the Chairman of the Board to act and such other powers and duties as may be assigned from time to time by the Board of Trustees.

SECTION 16.                     Executive Committee.  There may be an Executive Committee consisting of not less than four (4) nor more than seven (7) Trustees, as shall be determined from time to time by resolution of the Board.  The members of said Committee shall be appointed by the Chairman of the Board.  The Chairman of the Board shall also designate one (1) of the members of the Executive Committee as Chairman of the Executive Committee, to serve for a term of one (1) year and thereafter until his successor has been appointed by the Chairman of the Board and qualified.  The Executive Committee shall meet at the call of the Chairman of the Executive Committee, the Chairman of the Board, the Vice Chairman of the Board or the President upon not less than forty-eight (48) hours notice.

The Executive Committee, if created, shall have, and may exercise when the Board of Trustees is not in session, all of the power of the Board of Trustees in the management of the business and affairs of the Corporation; but the Executive Committee shall not have the power to appoint or remove any officer or Trustee of the Corporation, to exercise any non-delegable right, power, or privilege conferred upon the Board of Trustees or the President by statute or by the Charter, or to exercise any power denied to it by resolution of the Board of Trustees.

The Executive Committee, if created, shall submit a report at each regular meeting of the Board of Trustees.  The report shall chronicle all actions of the Committee since its last report.

SECTION 17.                     Other Committees.  The Board of Trustees may designate an Audit Committee, a Nominating Committee and such other committees as the Board may deem appropriate, each consisting of one (1) or more Trustees.  The Chairman of each such committee, if any, shall be selected in accordance with the charter or other governing document of such committee if provided therein, or if not so provided, in such manner as may be determined by the Board.  Each such committee shall serve at the pleasure of the Board of Trustees.

SECTION 18.                     Written Consent of Trustees in Lieu of a Meeting.  Subject to the provisions of the 1940 Act, any action required or permitted to be taken at any meeting of the Board of Trustees or of any committee of the Board may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto is given in writing or by electronic transmission, and the writing or writings are filed in paper or electronic form with the minutes of the proceedings of the Board or committee.

SECTION 19.                     Reliance.  Each Trustee and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the Trustee or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the Trustee or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a Trustee, by a committee of the Board of Trustees on which the Trustee does not serve, as to a matter within its designated authority, if the Trustee reasonably believes the committee to merit confidence.

SECTION 20.                     Ratification.  The Board of Trustees or the Participation Certificate holders may ratify any action or inaction by the Corporation or its officers to the extent that the Board of Trustees or the Participation Certificate holders could have originally authorized the matter, and if so ratified, shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its Participation Certificate holders.  Any action or inaction questioned in any Participation Certificate holders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a Trustee, officer or Participation Certificate holder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the Participation Certificate holders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

SECTION 21.                     Emergency Provisions.  Notwithstanding any other provision in the Charter or these Bylaws, this Section 20 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Trustees under these Bylaws cannot readily be obtained (an “Emergency”).  During any Emergency, unless otherwise provided by the Board of Trustees, (i) a meeting of the Board of Trustees or a committee thereof may be called by any Trustee or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Trustees during such an Emergency may be given less than twenty-four (24) hours prior to the meeting to as many Trustees and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of Trustees necessary to constitute a quorum shall be one-third of the entire Board of Trustees.

ARTICLE V                            OFFICERS, AGENTS AND EMPLOYEES

SECTION 1.                            Number.  The officers of the Corporation shall be a President, one (1) or more Vice Presidents, a Secretary, a Treasurer or such other officers as may be determined from time to time by the Board of Trustees.

SECTION 2.                            Election.  Officers shall be elected annually by the Board of Trustees each year.

SECTION 3.                            Removal of Officer, Agent or Employee; Resignation.  Any officer, agent or employee of the Corporation may be removed by the Board of Trustees with or without cause at any time whenever in its judgment the best interests of the Corporation would be served thereby.  The Board may delegate the power of removal as to agents and employees not elected or appointed by the Board of Trustees.  Removal shall be without prejudice to the person’s contract rights, if any, but the appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights.

Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Trustees, the Chairman of the Board, the President or the Secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

SECTION 4.                            Vacancies.  A vacancy in any office may be filled by the Board of Trustees for the unexpired portion of the term.

SECTION 5.                            Bonds or Other Security.  If required by the Board, any officer, agent or employee of the Corporation shall give a bond or other security for the faithful performance of his duties, in an amount and with any surety or sureties as the Board may require.

President.  The President shall be the Chief Executive Officer of the Corporation.  In the absence or inability of the Chairman of the Board or any Vice Chairman of the Board to act, the President shall preside at all meetings of the Participation Certificate holders and of the Board of Trustees.  The President may sign any deeds, mortgages, deeds of trust, notes, bonds, contracts, certificates or other instruments authorized by the Board of Trustees to be executed, except in cases in which the signing and execution thereof shall be delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed from time to time.  The President shall have, subject to the control of the Board of Trustees, general charge of the business and affairs of the Corporation, and may employ and discharge employees and agents of the Corporation, except those elected or appointed by the Board, and he may delegate these powers.

SECTION 6.                            Vice President.  Each Vice President shall have the powers and perform the duties that the Board of Trustees or the President may from time to time prescribe.

SECTION 7.                            Treasurer.  The Treasurer shall be the Chief Financial Officer of the Corporation.  Subject to the provisions of any contract that may be entered into with any custodian pursuant to authority granted by the Board of Trustees, the Treasurer shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of the Corporation’s funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts and warrants, in its name and on its behalf and to give full discharge for the same; he shall deposit all funds of the Corporation, except those that may be required for current use, in such banks or other places of deposit as the Board of Trustees may from time to time designate; and, in general, he shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board of Trustees or the President.

SECTION 8.                            Secretary.  The Secretary shall:

(a)                                 keep or cause to be kept in one (1) or more books provided for the purpose, the minutes of all meetings of the Board of Trustees, the committees of the Board and the Participation Certificate holders;

(b)                                 see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law;

(c)                                  be custodian of the records and the seal of the Corporation and affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal;

(d)                                 see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and

(e)                                  in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Trustees or the President.

Assistant Treasurers or Assistant Secretaries.  The Corporation may have one (1) or more assistant treasurers or assistant secretaries.  The assistant treasurers and assistant secretaries shall perform such duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the President of the Board of Trustees.  The assistant secretaries may sign with the President, or a Vice President, or any other officer thereunto authorized by the Board of Trustees, Participation Certificates, the issue of which shall have been authorized by the Board of Trustees, and any contracts or other instruments which the Board of Trustees has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Board of Trustees or these Bylaws.

ARTICLE VI                       PARTICIPATION CERTIFICATES

SECTION 1.                            Books of Account and Record of Participation Certificate Holders.  There shall be kept at the general office of the Corporation or at such other place or places, as the Board of Trustees shall determine correct and complete books and records of account of all the business and transactions of the Corporation.

SECTION 2.                            Transfers of Participation Certificates.  Transfers of Participation Certificates of the Corporation shall be made on the records of the Corporation only by the registered holder thereof, or by its attorney thereunto authorized by power of attorney or [New Account Application] duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and on the payment of all taxes thereon.  Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any Participation Certificate or Certificates stand on the record of Participation Certificate holders as the owner of the Participation Certificate or Certificates for all purposes, including, without limitation, the rights to receive dividends or other distributions and to vote as the owner, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in any such Participation Certificate or Certificates on the part of any other person.

SECTION 3.                            Regulations.  The Board of Trustees may make any additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of Participation Certificates.  It may appoint, or authorize any officer or officers to appoint one (1) or more transfer agents or one (1) or more transfer clerks and one (1) or more registrars with respect to the Participation Certificates.

SECTION 4.                            Fixing of Record Date for Dividends, Distributions, etc.  The Board may fix, in advance, a date not more than ninety (90) days preceding the date fixed for the payment of any dividend or the making of any distribution or the allotment of any rights, as the record date for the determination of the Participation Certificate holders entitled to receive any such dividend, distribution, or allotment, and in such case only the Participation Certificate holders of record at the time so fixed shall be entitled to receive such dividend, distribution, or allotment.

ARTICLE VII                  GENERAL PROVISIONS

SECTION 1.                            Fiscal Year.  The Corporation’s fiscal year shall be determined by the Board of Trustees of the Corporation.

SECTION 2.                            Corporate Seal.  The seal of the Corporation shall be circular in form and shall bear the name of the Corporation, the year of its incorporation, the words “Corporate Seal” and “Maryland” and any emblem or device approved by the Board of Trustees.  The seal may be used by causing it or a facsimile to be impressed or affixed or in any other manner reproduced, or by placing the word “(seal)” adjacent to the signature of the authorized officer of the Corporation.

SECTION 3.                            Checks, Drafts.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Trustees may from time to time designate.

SECTION 4.                            Books, Auditing.  The Board of Trustees shall cause to be established and maintained a complete accounting system.  The Board of Trustees shall after the close of each fiscal year cause to be made by a Certified Public Accountant a full and complete audit of the accounts, books and financial condition of the Corporation as of the end of such fiscal year.  A written report of the audit shall be submitted to the annual meeting of the Participation Certificate holders.

SECTION 5.                            Waiver of Notice.  Any Participation Certificate holder, Trustee or officer may waive, in writing before or after the meeting, any notice of meetings required to be given by these Bylaws.

SECTION 6.                            Irregularities in Notice.  Irregularities in the giving of any notice or the holding of any meeting provided for in these Bylaws shall not invalidate any action taken at such meeting.

SECTION 7.                            Duality of Interest.

(a)                                 No contract or transaction between the Corporation and one (1) or more of its Trustees or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one (1) or more of its Trustees or officers are Trustees or officers, or have a duality of interest, shall be void or voidable solely for this reason, or solely because the Trustee or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1)                                 The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Trustees or the committee, and the Board or committee authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Trustees, even though the disinterested Trustees be less than a quorum; or

(2)                                 The contract or transaction is fair and reasonable to the Corporation as of the time it is authorized, approved or ratified, by the Board of Trustees or a committee thereof.

(b)                                 Common or interested Trustees may be counted in determining the presence of a quorum at a meeting of the Board of Trustees or of a committee which authorizes the contract or transaction.

ARTICLE VIII             AMENDMENTS

These Bylaws may be amended or repealed by the affirmative vote of a majority of the Board of Trustees at any regular or special meeting of the Board of Trustees, subject to the requirements of the 1940 Act.